Exhibit 10.14
SECOND AMENDMENT TO 15901 OLDEN STREET, SYLMAR
AND 11171 CHERRY AVENUE, FONTANA PROPERTIES LEASE

This SECOND AMENDMENT TO 15901 OLDEN STREET, SYLMAR AND 11171 CHERRY AVENUE, FONTANA PROPERTIES LEASE (“Second Amendment”) is made and entered into and effective as of the 28th day of December 2020 (the “Second Amendment Effective Date”) by and between ALIARON INVESTMENTS, LTD., LIMITED PARTNERSHIP, a California limited partnership (formerly known as Kristra Investments, Ltd., Limited Partnership) (“Lessor”), and TUTOR PERINI CORPORATION, a Massachusetts corporation (“Lessee”). (Each individual party may be referred to herein as a “Party” and collectively hereinafter in this Second Amendment, the “Parties”).
WITNESSETH:
WHEREAS, Lessor and Lessee are parties to that certain 15901 Olden Street, Sylmar and 11171 Cherry Avenue, Fontana Properties Lease, dated and effective June 1, 2014, as amended by that certain First Amendment to 15901 Olden Street, Sylmar and 11171 Cherry Avenue, Fontana Properties Lease, dated and effective as of October 7, 2020 (collectively, the “Original Lease”), for the lease of land and improvements commonly known and numbered as (i) Assessor’s Parcel Number 2604-002-019, located at 15901 Olden Street, Sylmar, California 91342 (“Property A”), and (i) Assessor’s Parcel Number 0236-191-14-0-000, located at 11171 Cherry Avenue, Fontana, California 92337 (“Property B”);
WHEREAS, Lessor (“Fontana Lease Landlord”) and Lessee (“Fontana Lease Tenant”) (in their capacities as landlord and tenant, respectively, under the Fontana Lease [defined below]), are also parties to that certain Commercial Lease Agreement, dated and effective June 1, 2014, as amended by that certain First Amendment to Commercial Lease Agreement, dated and effective as of October 7, 2020 (collectively, the “Fontana Lease”), for the lease of land and improvements commonly known and numbered as Assessor’s Parcel Number 0236-191-25-0-000, and located on the northeast corner of Jurupa Avenue and Cherry Avenue in Fontana, California; and
WHEREAS, the Parties desire by this instrument to amend the Original Lease in accordance with those certain modifications as more particularly set forth herein.
NOW, THEREFORE, the Parties in consideration of the mutual promises and agreements set forth herein, and intending to be legally bound, on behalf of themselves and their respective successors and assigns, do hereby agree as follows:
1.Recitals and Definitions.
a.Recitals. Lessor and Lessee incorporate the above recitals into this Second Amendment and affirm such recitals are true and correct.
b.Definitions. Each capitalized term used in this Second Amendment shall have the same meaning as is ascribed to such capitalized term in the Original Lease unless expressly otherwise provided for herein. As of the Second Amendment Effective Date and for the purposes of this Second Amendment, the Original Lease, as amended hereby, shall be referred to as the “Lease”, and from and after the date of this Second Amendment, the Original Lease shall be referred to as the “Headquarters Lease”.
2.Amendments: The Original Lease shall be amended as follows:
a.Premises. The Original Lease shall be amended so that (i) any reference to “Property A” or “Property B” therein shall be replaced with a reference to “Premises”, and (ii) the definition of “Premises” is deleted in its entirety and the following is substituted in place thereof:
“Landlord is the owner of the land and improvements commonly known and numbered as Assessor’s Parcel Number 2604-002-019, located at 15901 Olden Street, Sylmar, California 91342. The Parties acknowledge and agree that simultaneously with the execution of this Second Amendment, Fontana Lease Landlord and Fontana Lease Tenant are entering into a second amendment to the Fontana Lease to, among other things, amend the Fontana Lease to include Property B in the Leased Premises (as defined in the Fontana Lease).”
b.Term. Paragraph 2 of the Original Lease is deleted in its entirety and the following is substituted in place thereof:
“2.    Term. The term of this Lease shall commence on June 1, 2014 and end on July 31, 2038, unless sooner terminated pursuant to any provision hereof.”
c.Base Rent. The first sentence of Paragraph 3 of the Original Lease is deleted in its entirety and the following is substituted in place thereof:
“3. Rent. Lessor and Lessee hereby acknowledge and agree that Lessee has paid all Base Rent and additional rent that Lessee is obligated to pay under the Lease for the period commencing on June 1, 2014 and continuing through and until December 31, 2020. For the period commencing on January 1, 2021 and continuing through and until December 31, 2021, Lessee shall pay to Lessor the monthly lease rate of One Hundred Twenty-One Thousand Dollars ($121,000) for the Premises (“Base Rent”). On January 1, 2022, and on January 1 of each year thereafter, Base Rent shall increase at the rate of the greater of three percent (3%) or the Consumer Price Index (“CPI”) for the Los Angeles metropolitan area.”
d.Defaults; Remedies. Section 13 of the Original Lease shall be amended as follows:
i.In clause (ii) of Section 13(a), the word “three” in the first sentence shall be replaced with the word “five”; and
ii.The following shall be added as a new clause (vi) in Paragraph 13(a):
“(vi)    the failure by Fontana Lease Tenant to make any payment of rent when due to Fontana Lease Landlord under the Fontana Lease, if such failure shall continue for fifteen (15) days after notice thereof shall have been given to Fontana Lease Tenant by Fontana Lease Landlord;

provided, however, that the foregoing shall only constitute a default in the event that, at the time of such default, the Fontana Lease Landlord is Aliaron Investments, Ltd. or an affiliate thereof.”
e.Landlord’s Option to Require Tenant to Purchase Premises. Paragraphs 39(a) and 39(b) of the Original Lease are deleted in their entirety and any references thereto shall be null and void.
f.Tenant’s Option to Require Landlord to Sell Premises. Paragraphs 39(c) and Paragraph 39(d) of the Original Lease are deleted in their entirety and any references thereto shall be null and void.
g.Right of First Refusal. The Original Lease shall be amended to add the following as a new Paragraph 30(e):
“(e) Right of First Refusal.
1.During the Term, before Lessor may convey, assign, or otherwise transfer its ownership interest in all or any portion of the Premises to a third party, Lessee shall have a right of first refusal to purchase the Premises on the material terms and conditions that Lessor is willing to sell the Premises to a third party following the procedures set forth in this Paragraph 30(e).
2.Prior to entering into a binding agreement to sell the Premises to a third party, Lessor shall deliver to Lessee written notice (the “Right of First Refusal Offer Notice”) of the material terms and conditions that Lessor has negotiated in good faith, and is willing to accept, from a third party, including the purchase price at which Lessor is willing to sell the Premises (such price, the “Right of First Refusal Purchase Price”). Upon Lessee’s receipt of a Right of First Refusal Offer Notice, Lessee shall have fifteen (15) calendar days to deliver written notice (a “Right of First Refusal Acceptance Notice”) to Lessor that it will purchase the Premises for the Right of First Refusal Purchase Price and on the terms and conditions set forth in the Right of First Refusal Offer Notice.
3.If Lessee timely delivers a Right of First Refusal Acceptance Notice electing to purchase the Premises on the terms and conditions set forth in the Right of First Refusal Offer Notice, then Lessor shall be bound to convey, assign, or otherwise transfer the Premises to Lessee promptly thereafter at the Right of First Refusal Purchase Price and on the terms and conditions set forth in the Right of First Refusal Offer Notice, and the parties shall proceed to consummate the sale of the Premises.
4.If Lessee (i) fails to timely deliver a Right of First Refusal Acceptance Notice, or (ii) elects not to purchase the Premises on the terms and conditions set forth in the Right of First Refusal Offer Notice, then Lessor shall be free for a period of one hundred fifty (150) calendar days (such 150-calendar day period, “Lessor’s Sale Period”) to convey, assign, or otherwise transfer the Premises to a third party at a price not less than the Right of First Refusal Purchase Price and not on more favorable material terms and conditions than those stated in the Right of First Refusal Offer Notice. Any conveyance, assignment, or transfer of the Premises by Lessor to a third party shall be fully subject to the terms of this Lease and Lessor agrees to take all necessary steps to ensure the terms of this Lease shall be binding upon any new third party owner of the Premises.
5.If Lessor shall not have so conveyed, assigned, or transferred the Premises to a third party within Lessor’s Sale Period, then Lessor may not sell the Premises (or any portion thereof) to a third party without providing a new Right of First Refusal Offer Notice to Lessee and complying with the foregoing provisions of this Paragraph 30(e).
6.Lessee’s rights under this Paragraph 30(e) shall be at all times subordinate in all respects to all rights and remedies of JPMorgan Chase Bank, N.A. (the “Bank”) under the Bank’s deed of trust encumbering the Premises, such that Lessee’s rights under this Paragraph 30(e) shall not survive any foreclosure on the Premises by the Bank pursuant to its deed of trust, and shall not apply to any sale of the Premises by a receiver appointed by the Bank pursuant to its deed of trust.”
3.Lessor’s Access. Paragraph 32 of the Original Lease shall be amended to add the following as a new sentence thereto:
“In addition, Lessor and Lessor's agents shall have the right, at reasonable times, to enter the Premises for a period of up to fifteen (15) days, to remove Lessor’s papers and personal effects from the Premises, in each case, provided Lessor shall not thereby unreasonably interfere with Lessee’s business on the Premises.”
4.Miscellaneous.
a.Full Force and Effect. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Original Lease shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Original Lease.
b.Conflict. In the event of any conflict between the terms of this Second Amendment and the Original Lease, the terms of this Second Amendment shall control and govern and the provisions of the Original Lease are to be construed in light of the intent of this Second Amendment.
c.Entire Agreement. This Second Amendment sets forth the entire agreement between the Parties regarding the matters set forth herein, superseding all prior agreements and understandings, written and oral, and may not be changed, modified or cancelled orally.
d.Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflicts of law provisions thereof.
e.Further Action. Each Party to this Second Amendment shall execute all instruments and documents and take such further action as may be reasonably required to effectuate the purpose of this Second Amendment.
f.Modification; Amendment: This Second Amendment may be modified or amended only by a writing executed by the Parties hereto.
g.Counterparts. This Second Amendment may be executed in multiple counterparts (including electronic [PDF] or facsimile counterparts), each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.
h.Severability. The invalidity of any portion of this Second Amendment shall not have any effect on the balance thereof.
i.No Broker. Each of Lessee and Lessor represents to the other that it has not dealt with any brokers in connection with this Second Amendment and that no broker negotiated this Second Amendment or is entitled to any commission in connection herewith. Each Party agrees to indemnify, defend and hold the other harmless from and against all claims, demands, actions, liabilities, damages, costs and expenses (including, reasonable attorneys’ fees) arising from any claim for a fee or commission made by any broker claiming to have acted by or on behalf of the indemnifying Party in connection with this Second Amendment. The foregoing indemnity shall survive the expiration or termination of the Lease.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their duly authorized officers or agents on the Second Amendment Effective Date.

ATTEST

LESSOR:	ALIARON INVESTMENTS, LTD. By: Aliaron Investments, Inc. Its: General Partner /s/ Ronald N. Tutor
Ronald N. Tutor, President Aliaron Investments, Inc.

LESSEE:	TUTOR PERINI CORPORATION /s/ Gary G. Smalley
Gary G. Smalley, Executive Vice President and Chief Financial Officer